Filed pursuant to Rule 433
Registration Number 333-131712-05
April 26, 2007

The depositor has filed a registration statement (including prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor and this offering. These documents may be obtained free of charge by visiting EDGAR on the SEC’s Internet website at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-323-5678.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

FINAL TERMS OF THE OFFERED CERTIFICATES

The issuing entity will issue the following classes of certificates that are being offered by the prospectus supplement. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Class Principal Balance(1)	Initial Pass-Through Rate Formula(2)	Principal Type	Interest Type	Initial Ratings(3)
					S&P	Moody’s
A-1	$ 192,705,000	LIBOR + 0.2000% (4)	Senior	Variable Rate	AAA	Aaa
A-2a	$ 232,270,000	LIBOR + 0.1000% (5)	Senior Sequential	Variable Rate	AAA	Aaa
A-2b	$ 79,670,000	LIBOR + 0.1800% (6)	Senior Sequential	Variable Rate	AAA	Aaa
A-2c	$ 97,480,000	LIBOR + 0.2400% (7)	Senior Sequential	Variable Rate	AAA	Aaa
A-2d	$ 62,220,000	LIBOR + 0.3000% (8)	Senior Sequential	Variable Rate	AAA	Aaa
M-1	$ 32,651,000	LIBOR + 0.3600% (9)	Subordinate	Variable Rate	AA+	Aa1
M-2	$ 30,039,000	LIBOR + 0.4000%(10)	Subordinate	Variable Rate	AA	Aa2
M-3	$ 18,285,000	LIBOR + 0.5500% (11)	Subordinate	Variable Rate	AA-	Aa3
M-4	$ 16,108,000	LIBOR + 0.9000% (12)	Subordinate	Variable Rate	A+	A1
M-5	$ 15,237,000	LIBOR + 1.1500% (13)	Subordinate	Variable Rate	A	A2
M-6	$ 13,931,000	LIBOR + 1.6000% (14)	Subordinate	Variable Rate	A-	A3
B-1	$ 13,931,000	LIBOR + 2.2500% (15)	Subordinate	Variable Rate	BBB+	Baa1
B-2	$ 12,190,000	LIBOR + 2.2500% (16)	Subordinate	Variable Rate	BBB	Baa2
B-3	$ 11,319,000	LIBOR + 2.2500% (17)	Subordinate	Variable Rate	BBB-	Baa3

(1)	These balances are approximate, as described in the prospectus supplement.
(2)	The interest rate for each class of offered certificates is subject to limitation and is described in the prospectus supplement under “Summary of Terms.”
(3)	It is a condition of the issuance of the offered certificates that they receive ratings not lower than as set forth above.

Footnotes continued on next page.

(4)
The pass-through rate for the Class A-1 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the least of (i) one-month LIBOR + 0.2000%, (ii) the Aggregate Net WAC Cap and (iii) the Group 1 WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class A-1 Certificates will be a per annum rate equal to the least of (i) one-month LIBOR + 0.4000%, (ii) the Aggregate Net WAC Cap and (iii) the Group 1 WAC Cap.

(5)
The pass-through rate for the Class A-2a Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the least of (i) one-month LIBOR + 0.1000%, (ii) the Aggregate Net WAC Cap and (iii) the Group 2 WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class A-2a Certificates will be a per annum rate equal to the least of (i) one-month LIBOR + 0.2000%, (ii) the Aggregate Net WAC Cap and (iii) the Group 2 WAC Cap.

(6)
The pass-through rate for the Class A-2b Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the least of (i) one-month LIBOR + 0.1800%, (ii) the Aggregate Net WAC Cap and (iii) the Group 2 WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class A-2b Certificates will be a per annum rate equal to the least of (i) one-month LIBOR + 0.3600%, (ii) the Aggregate Net WAC Cap and (iii) the Group 2 WAC Cap.

(7)
The pass-through rate for the Class A-2c Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the least of (i) one-month LIBOR + 0.2400%, (ii) the Aggregate Net WAC Cap and (iii) the Group 2 WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class A-2c Certificates will be a per annum rate equal to the least of (i) one-month LIBOR + 0.4800%, (ii) the Aggregate Net WAC Cap and (iii) the Group 2 WAC Cap.

(8)
The pass-through rate for the Class A-2d Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the least of (i) one-month LIBOR + 0.3000%, (ii) the Aggregate Net WAC Cap and (iii) the Group 2 WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class A-2d Certificates will be a per annum rate equal to the least of (i) one-month LIBOR + 0.6000%, (ii) the Aggregate Net WAC Cap and (iii) the Group 2 WAC Cap.

(9)
The pass-through rate for the Class M-1 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 0.3600% and (ii) the Aggregate Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class M-1 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 0.5400% and (ii) the Aggregate Net WAC Cap.

(10)
The pass-through rate for the Class M-2 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 0.4000% and (ii) the Aggregate Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class M-2 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 0.6000% and (ii) the Aggregate Net WAC Cap.

(11)
The pass-through rate for the Class M-3 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 0.5500% and (ii) the Aggregate Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class M-3 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 0.8250% and (ii) the Aggregate Net WAC Cap.

(12)
The pass-through rate for the Class M-4 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 0.9000% and (ii) the Aggregate Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class M-4 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 1.3500% and (ii) the Aggregate Net WAC Cap.

(13)
The pass-through rate for the Class M-5 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 1.1500% and (ii) the Aggregate Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class M-5 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 1.7250% and (ii) the Aggregate Net WAC Cap.

(14)
The pass-through rate for the Class M-6 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 1.6000% and (ii) the Aggregate Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class M-6 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 2.4000% and (ii) the Aggregate Net WAC Cap.

(15)
The pass-through rate for the Class B-1 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 2.2500% and (ii) the Aggregate Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class B-1 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 3.3750% and (ii) the Aggregate Net WAC Cap.

(16)
The pass-through rate for the Class B-2 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 2.2500% and (ii) the Aggregate Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class B-2 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 3.3750% and (ii) the Aggregate Net WAC Cap.

(17)
The pass-through rate for the Class B-3 Certificates for the interest accrual period related to any distribution date on or prior to the first related optional purchase date will be a per annum rate equal to the lesser of (i) one-month LIBOR + 2.2500% and (ii) the Aggregate Net WAC Cap. Beginning with the interest accrual period related to the distribution date immediately following the first related optional purchase date, the pass-through rate for the Class B-3 Certificates will be a per annum rate equal to the lesser of (i) one-month LIBOR + 3.3750% and (ii) the Aggregate Net WAC Cap.

The offered certificates will also have the following characteristics:

Class	Record Date (1)	Delay/Accrual Period (2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denomination	Incremental Denomination

A-1	DD	0 day	Actual/360	May 25, 2037	May 25, 2024	$25,000	$1,000
A-2a	DD	0 day	Actual/360	May 25, 2037	December 25, 2008	$25,000	$1,000
A-2b	DD	0 day	Actual/360	May 25, 2037	September 25, 2009	$25,000	$1,000
A-2c	DD	0 day	Actual/360	May 25, 2037	October 25, 2012	$25,000	$1,000
A-2d	DD	0 day	Actual/360	May 25, 2037	February 25, 2024	$25,000	$1,000
M-1	DD	0 day	Actual/360	May 25, 2037	January 25, 2022	$100,000	$1,000
M-2	DD	0 day	Actual/360	May 25, 2037	July 25, 2021	$100,000	$1,000
M-3	DD	0 day	Actual/360	May 25, 2037	December 25, 2020	$100,000	$1,000
M-4	DD	0 day	Actual/360	May 25, 2037	June 25, 2020	$100,000	$1,000
M-5	DD	0 day	Actual/360	May 25, 2037	January 25, 2020	$100,000	$1,000
M-6	DD	0 day	Actual/360	May 25, 2037	July 25, 2019	$100,000	$1,000
B-1	DD	0 day	Actual/360	May 25, 2037	January 25, 2019	$100,000	$1,000
B-2	DD	0 day	Actual/360	May 25, 2037	June 25, 2018	$100,000	$1,000
B-3	DD	0 day	Actual/360	May 25, 2037	October 25, 2017	$100,000	$1,000

(1)	DD = For any distribution date, the close of business on the business day immediately before that distribution date.
(2)
0 Day = For any distribution date, the interest accrual period will be the period beginning on the immediately preceding distribution date (or April 30, 2007 in the case of the first interest accrual period) and ending on the calendar day immediately before the related distribution date.

(3)	Calculated as one month following the latest maturing 30-year loan.
(4)
Calculated based on 100% PPC of the assumptions as set forth under “Prepayment and Yield Considerations — Prepayments and Yields for the Offered Certificates” (and assuming that the optional termination is not exercised).